Points International Ltd. to Present at the ThinkEquity Partners Second Annual ThinkBIG Conference

TORONTO, August 1, 2007, Points International Ltd. (TSX: PTS; OTCBB: PTSEF), the world’s leading loyalty reward solutions provider and owner of the Points.com portal, today announced that Christopher Barnard, President, will present to the investment community at the ThinkEquity Partners Second Annual ThinkBIG Conference on Thursday, August 2, 2007 at 5:00 pm Eastern Time. The conference will be held at the Mandarin Oriental Hotel in New York, NY.

About Points International Ltd.
Points International Ltd. is the owner and operator of Points.com, the world's leading reward program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world's leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group's Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

CONTACT:
Alex Wellins or Brinlea Johnson
The Blueshirt Group
(415) 217-7722 alex@blueshirtgroup.com